P R E S S R E L E A S E
Contacts:	Analytical Surveys, Inc.	Pfeiffer High Investor Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS REPORTS THIRD QUARTER AND NINE MONTH RESULTS

SAN ANTONIO, Texas -- August 15, 2005 _ Analytical Surveys, Inc. (ASI) (Nasdaq SmallCap: ANLT), a leading provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced financial results for its third fiscal quarter and nine months ended June 30, 2005.

Third quarter revenue was $1.4 million versus $3.3 million in the comparable 2004 fiscal quarter. The Company incurred a net loss from operations totaling $783,000 compared with a net loss from operations totaling $155,000 in the 2004 third quarter. Net loss available to common stockholders was $795,000, or $0.28 per diluted share, compared with net earnings available to common stockholders of $1,250,000, or $0.67 per diluted share, in the third quarter last year. The 2004 fiscal period included a non-recurring gain of $1.5 million resulting from the early extinguishment of debt.

Revenue earned in the nine months ending June 30, 2005, totaled $4.9 million compared with $9.5 million in the comparable fiscal 2004 period. Although revenue declined 48%, the net loss from operations remained comparable to the prior-year period at $1.9 million. Net loss available to common stockholders totaled $2.0 million, or $0.76 per diluted share, versus a net loss available to common stockholders of $1.0 million, or $.99 per diluted share, in the same period of 2004. The loss in fiscal 2004 was offset by a non-recurring $1.5 million gain on the early extinguishment of debt. The losses in fiscal 2005 are a result of decreased revenues due to a lower number of active contracts in fiscal 2005 and lower margins on existing contracts.

Lori Jones, CEO of ASI, said, "Over these past six months, we have made important changes to our management team specifically designed to strengthen our focus on operations. We have also reduced our general and administrative expenses by reducing occupancy costs and streamlining our executive, senior and middle management teams. We recognize that our business environment has changed significantly over the past year and, accordingly, we are moving swiftly and decisively toward new business pursuits, including the revitalization of our business development organization and strategic direction."

Ms. Jones continued, "ASI has developed a reputation for reliable delivery of high-quality results, and we are building on that reputation to attract new orders from both first-time and established customers in the federal, state and local government sectors. We intend to build on our core competencies to expand our business lines and pursue appropriate strategic alliances, and we continue to evaluate opportunities to grow through acquisitions. Achievement of renewed critical mass conducive to profitable operations in traditional and non-traditional business sectors is a key priority for ASI's future success."

About ASI

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-K.

ANALYTICAL SURVEYS, INC.

Consolidated Balance Sheets

(In thousands)

Assets	June 30, 2005	September 30, 2004
Current assets:	(Unaudited)
Cash and cash equivalents	$ 783	$ 867
Accounts receivable, net of allowance for doubtful accounts of $54 at June 30, 2005 and September 30, 2004	1,232	3,431
Revenue earned in excess of billings	2,458	3,006
Prepaid expenses and other	74	183
Total current assets	4,547	7,487
Equipment and leasehold improvements, at cost:
Equipment	3,892	4,751
Furniture and fixtures	363	484
Leasehold improvements	75	267
Vehicles	32	32
	4,362	5,534
Less accumulated depreciation and amortization	(4,216)	(5,274)
Net equipment and leasehold improvements	146	260
Total assets	$ 4,693	$ 7,747
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$ --	$ 53
Billings in excess of revenue earned	376	468
Accounts payable	416	882
Accrued interest -- related party	--	78
Accrued liabilities	180	479
Accrued payroll and related benefits	481	678
Redeemable preferred stock -- current portion	--	129
Fair value of derivative feature -- related party	--	122
Total current liabilities	1,453	2,889
Long-term liabilities:
Long-term debt -- related party	--	1,601
Redeemable preferred stock, no par value; authorized 2,500 shares; 166 and 259 shares issued and outstanding at June 30, 2005 and September 30, 2004, (liquidation value $266 and $362), respectively	235	190
Total long-term liabilities	235	1,791
Total liabilities	1,688	4,680
Commitments and contingencies	--	--
Stockholders' equity:
Common stock, no par value; authorized 10,000 shares; 2,869 and 1,104 shares issued and outstanding at June 30, 2005 and September 30, 2004, respectively	35,312	33,410
Accumulated deficit	(32,307)	(30,343)
Total stockholders' equity	3,005	3,067
Total liabilities and stockholders' equity	$ 4,693	$ 7,747

ANALYTICAL SURVEYS, INC.

Consolidated Statements of Operations

(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenues	$ 1,363	$ 3,340	$ 4,935	$ 9,569

Costs and expenses:
Salaries, wages and benefits	1,206	1,444	4,054	4,840
Subcontractor costs	395	975	1,206	3,053
Other general and administrative	506	948	1,325	3,188
Depreciation and amortization	39	61	142	216
Severance and related costs	--	27	67	164
Total operating costs	2,146	3,455	6,794	11,461
Loss from operations	(783)	(115)	(1,859)	(1,892)
Other income (expense):
Interest expense, net	(12)	(185)	(64)	(615)
Other income (expense), net	--	75	(41)	79
Gain on early extinguishment of debt	--	1,475	--	1,475
Total other income (income (expense), net)	(12)	1,365	(105)	939
Earnings (loss) before income taxes	(795)	1,250	(1,964)	(953)
Provision for income taxes	--	--	--	--
Net earnings (loss) available to common stockholders	$ (795)	$ 1,250	$ (1,964)	$ (953)

Basic earnings (loss) per common share available to common stockholders	$ (0.28)	$ 1.15	$ (0.76)	$ (0.99)
Diluted earnings (loss) per common share available to common stockholders	$ (0.28)	$ 0.67	$ (0.76)	$ (0.99)

Weighted average common shares:
Basic	2,869	1,089	2,568	964
Diluted	2,869	1,866	2,568	964